EXHIBIT 99.1

For immediate release: Nov. 7, 2025

Orion S.A. names Jonathan Puckett chief financial officer

HOUSTON – Orion S.A. (NYSE: OEC), a global specialty chemicals company, announced today that Jonathan “Jon” Puckett will succeed Jeff Glajch as chief financial officer, effective Dec. 1, 2025.

Puckett brings to Orion more than 30 years of financial leadership experience – much of it within the chemical industry. He joins the company after 14 years with Celanese (NYSE: CE), where he recently served as vice president and CFO for the Acetyl Chain segment.

While at Celanese, Puckett also held a series of other senior financial business unit and corporate roles of increasing responsibility.

Before Celanese, Puckett served in senior financial roles at Affiliated Computer Services, Inc.; PWC LLP; and KPMG LLP.

Orion CEO Corning Painter said, “Jon’s broad functional skillset, deep financial expertise and demonstrated success in helping businesses execute on both financial and strategic goals make him an excellent fit for our company, particularly as we navigate our next phase of growth and profitability.”

In July, Glajch announced his intention to retire as CFO at the end of 2025. He will remain as a full-time employee of Orion through Dec. 31, 2025, providing consulting services during the first quarter of 2026 to ensure a seamless transition.

About Orion S.A.

Orion S.A. (NYSE: OEC) is a leading global supplier of carbon black, a solid form of carbon produced as powder or pellets. The material is made to customers’ exacting specifications for tires, coatings, ink, batteries, plastics and numerous other specialty, high-performance applications. Carbon black is used to tint, colorize, provide reinforcement, conduct electricity, increase durability and add UV protection. Orion has four innovation centers and produces carbon black at 15 plants worldwide, offering the most diverse variety of production processes in the industry. The company’s corporate lineage goes back more than 160 years to Germany, where it operates the world’s longest-running carbon black plant. Orion is a leading innovator, applying a deep understanding of customers’ needs to deliver sustainable solutions. For more information, please visit orioncarbons.com.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements of future expectations that are based on current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. New risk factors and uncertainties emerge from time to time and it is not possible to predict all risk factors and uncertainties, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or other information, other than as required by applicable law.

Contact:

William Foreman

Orion S.A.

Director of Corporate Communications and Government Affairs

william.foreman@orioncarbons.com

Direct: +1 832-445-3305

Christopher Kapsch

Orion S.A.

Vice President of Investor Relations

christopher.kapsch@orioncarbons.com

Direct: +1 281-318-4413

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